Exhibit 99.1

Allena Pharmaceuticals Reports First Quarter 2021 Financial Results and Provides Business Update

-- Enrollment ongoing in Phase 3 URIROX-2 clinical trial of reloxaliase; interim analysis expected 2Q or 3Q 2022 --

-- Enrolling healthy volunteers in Phase 1b MAD study of ALLN-346; initial data expected 3Q 2021 --

-- On-track to initiate Phase 2a program for ALLN-346 in 3Q 2021; initial data expected 4Q 2021 --

-- Company to host KOL webinar on the unmet need in gout and potential for ALLN-346 on June 16, 2021 --

NEWTON, Mass., May 11, 2021 -- Allena Pharmaceuticals (NASDAQ:ALNA), a late-stage biopharmaceutical company dedicated to discovering, developing and commercializing first-in-class oral enzyme therapeutics to treat patients with rare and severe metabolic and kidney disorders, today reported financial results for the first quarter ended March 31, 2021 and provided a business update.

“We are encouraged by the global relaunch of URIROX-2 and the lessening of the effects of the pandemic on the trial, as Q1 2021 was the most active quarter to date in terms of new site openings, subject screening and enrollment," said Louis Brenner, M.D., President and Chief Executive Officer of Allena Pharmaceuticals. "Additionally, we continue to advance the development of ALLN-346, our second novel oral biologic, for the treatment of gout. We recently initiated our Phase 1 multiple-ascending dose study in healthy volunteers and we remain on track to initiate a Phase 2a program in patients with hyperuricemia during the third quarter. Because many of the currently available agents are either dose-limited or contraindicated in patients with gout and chronic kidney disease due to safety and tolerability concerns, we believe there is a substantial unmet medical need for a new therapy for these patients. We look forward to sharing additional detail on our clinical development program and the market opportunity for ALLN-346 at our key opinion leader webinar in June."

Allena today announced plans to host a key opinion leader webinar focused on the unmet need in gout in the setting of chronic kidney disease (CKD) and the potential for ALLN-346 as a first-in-class therapy.  The webinar will be held virtually on June 16, 2021 beginning at 12:00 p.m. ET. Scheduled to speak at the event is Robert Terkeltaub, M.D., Professor of Medicine, UC San Diego Medical School.  Additionally, Allena management will provide an overview of the market opportunity in gout and the ongoing clinical development program for ALLN-346. A live audio webcast of the event will be available under “Events and Presentations” in the Investors section of the Company’s website at www.allenapharma.com. More details for the event will be forthcoming.

Clinical-Stage Product Candidate Updates

Reloxaliase: Novel oral biologic for enteric hyperoxaluria

Reloxaliase is a first-in-class, non-absorbed, orally administered enzyme for the treatment of enteric hyperoxaluria, a metabolic disorder characterized by high levels of urinary oxalate, which can lead to kidney stone disease and chronic kidney disease. There are currently no approved therapies for this disorder, which affects approximately 250,000 patients in the United States. Reloxaliase exerts its effect by breaking down oxalate in the gastrointestinal (GI) tract, reducing the absorption of dietary oxalate. Allena previously completed the URIROX-1 trial, the first of two pivotal Phase 3 clinical trials of reloxaliase, which demonstrated a statistically significant reduction in urinary oxalate levels, the primary endpoint of the study.

Allena is currently studying reloxaliase in the URIROX-2 trial, the second pivotal Phase 3 clinical trial in its URIROX program, with planned enrollment of 200 patients. The Company plans to conduct an interim analysis after 130 patients have been enrolled in the study for six months, currently expected to occur during the second or third quarter of 2022, with topline data becoming available approximately six months later. The U.S. Food and Drug Administration (FDA) has advised Allena that it agrees with the Company's strategy of pursuing a potential Biologics License Application (BLA) submission for reloxaliase based upon data from its URIROX program, including the completed URIROX-1 and ongoing URIROX-2 trials, using the accelerated approval regulatory pathway. To support potential accelerated approval, patients will also continue to be followed for a minimum of two years to confirm clinical benefit, including the ability of reloxaliase to reduce the incidence and severity of kidney stone disease and renal impairment.

ALLN-346: Novel oral biologic for hyperuricemia and gout

ALLN-346 is a first-in-class, non-absorbed, orally administered enzyme for the treatment of hyperuricemia and gout, a metabolic disorder characterized by high systemic levels of uric acid that can lead to several complications, including arthritis and chronic kidney disease. Although there are several currently available medicines for the treatment of gout, managing gout in the setting of chronic kidney disease remains a significant challenge for clinicians because many of these agents are either dose-limited or contraindicated in these patients. There are approximately 375,000 patients with uncontrolled gout and stage 3 - 5 chronic kidney disease in the United States.  ALLN-346 is designed to exert its effect by breaking down urate in the GI tract, which is expected to lead to a concomitant reduction in urine and serum urate levels. During the fourth quarter of 2020, Allena completed a Phase 1 single ascending dose study of ALLN-346 in healthy volunteers, which demonstrated no safety or tolerability concerns. In addition, an immunoassay of plasma samples demonstrated that ALLN-346 was not absorbed systemically.

The Company is currently dosing healthy volunteers in a double-blind, placebo-controlled, Phase 1b multiple-ascending dose (MAD) study. The study is designed to enroll approximately 18 healthy volunteers, randomized 2:1 to receive ALLN-346 or placebo. Subjects will be treated in one of two ascending dose cohorts for seven days, and will receive either three capsules thrice daily (TID) for a total of nine capsules, or five capsules TID, for a total of 15 capsules. The primary endpoint of the study is an assessment of safety and tolerability. Allena expects to report initial clinical data in the third quarter of 2021. Additional information about the trial is available at www.clinicaltrials.gov (NCT04829435).

Additionally, pending feedback from the FDA, a Phase 2a program is planned for the second half of 2021, with initial efficacy data expected during the fourth quarter. The Company intends to focus its development program for ALLN-346 on the significant population of patients with hyperuricemia and gout who also suffer from CKD, for whom many of the currently available therapeutics are either dose-limited or contraindicated due to safety and tolerability concerns.

Corporate Update

Appointment of Mark Fitzpatrick to Board of Directors

In April 2021, Allena announced the appointment of Mark J. Fitzpatrick to its board of directors. Mr. Fitzpatrick brings over 30 years of operational and financial management experience to Allena, including extensive experience working with advanced clinical and commercial stage rare disease companies. Mr. Fitzpatrick is expected to become chairman of Allena's Audit Committee at the time of the Company's annual meeting of shareholders.

First Quarter 2021 Financial Results:

•

R&D Expenses: R&D expense was $7.9 million for the first quarter of 2021 as compared to $4.6 million for the first quarter of 2020. The increase was primarily due to increased costs incurred for the reloxaliase program, primarily related to the URIROX-2 trial, along with an increase in costs associated with the ALLN-346 program.

•

G&A Expenses: G&A expense was $3.6 million for the first quarter of 2021 as compared to $2.9 million for the first quarter of 2020. The increase was primarily due to an increase in the number of employees and insurance costs.

•	Net Loss: Primarily reflecting the factors noted above, net loss was $11.6 million for the first quarter of 2021, as compared to a net loss of $7.6 million for the first quarter of 2020.
•

Cash Position: The cash balance as of March 31, 2021 was $36.3 million.  The Company raised $11.7 million of net proceeds during the first quarter from sales of its common stock through an at-the-market (ATM) equity issuance facility.

About Allena Pharmaceuticals

Allena Pharmaceuticals, Inc. is a late-stage biopharmaceutical company dedicated to discovering, developing and commercializing first-in-class, oral biologic therapeutics to treat patients with rare and severe metabolic and kidney disorders. Allena’s lead product candidate, reloxaliase, is currently being evaluated in a pivotal Phase 3 clinical program for the treatment of enteric hyperoxaluria, a metabolic disorder characterized by markedly elevated urinary oxalate levels and commonly associated with kidney stones, chronic kidney disease and other serious kidney disorders. Allena is also developing ALLN-346 for the treatment of hyperuricemia in the setting of gout and advanced chronic kidney disease, with a Phase 1 multiple-ascending dose study currently in progress and a Phase 2a program planned for the second half of 2021.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements concerning the future clinical, regulatory and commercial potential of reloxaliase, statements regarding enrollment and the timing of the planned interim analysis in the URIROX-2 trial,  the timing of topline data from this trial, statements regarding Allena’s strategy of pursuing a BLA submission for reloxaliase based upon data from its URIROX program using the accelerated approval regulatory pathway, which strategy is predicated on the FDA’s agreement with our predictive model supporting a relationship between UOx levels and stone formation rates, statements regarding Allena’s development of ALLN-346 including the timing of planned clinical trials and the announcement of topline date for these trials, and statements regarding Allena’s financial position and need for capital. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: market and other conditions, the timing for completion of Allena’s clinical trials of its product candidates, risks associated with obtaining, maintaining and protecting intellectual property; risks associated with Allena’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk of competition from other companies developing products for similar uses; risks associated with Allena’s financial condition and its need to obtain additional funding to support its business activities, including the future clinical development of reloxaliase and its ability to continue as a going concern; risks associated with Allena’s dependence on third parties; and risks related to the COVID-19 coronavirus. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Allena’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Allena’s Annual Report on Form 10-K for the year ended December 31, 2020, as well as discussions of potential risks, uncertainties and other important factors in Allena’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Allena undertakes no duty to update this information unless required by law.

Allena Pharmaceuticals, Inc
Selected Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	As of March 31, 2021	As of December 31, 2020
Cash and cash equivalents	$ 36,287	$ 35,042
Working capital (1)	31,762	31,127
Total assets	40,474	38,931
Loan payable, net of current portion and discount	9,862	9,853
Total stockholders' equity	23,503	22,569

(1) The Company defines working capital as current assets less current liabilities.  See the Company's condensed consolidated financial statements for further detail regarding its current assets and current liabilities.

Allena Pharmaceuticals, Inc
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	For the Three Months Ended March 31,
	2021	2020
Operating expenses:
Research and development	$ 7,852	$ 4,646
General and administrative	3,558	2,878
Total operating expenses	11,410	7,524
Other income (expense), net	(226)	(61)
Net loss	$ (11,636)	$ (7,585)
Net loss per share attributable to common stockholders—basic and diluted	$ (0.21)	$ (0.31)
Weighted-average common shares outstanding—basic and diluted	55,021,149	24,737,127

Investor Contact

Hannah Deresiewicz

Stern Investor Relations, Inc.

212-362-1200

hannah.deresiewicz@sternir.com

Media Contact

Adam Daley

Berry & Company Public Relations

212-253-8881

adaley@berrypr.com